CPN

CONVERTIBLE PROMISSORY NOTE

$400,000.00	June 30, 2011
Menlo Park, California

For value received, Kranem Corporation., a California corporation (the “Company”), promises to pay to Investco, a British Virgin Island corporation (the “Holder”) the principal sum of Four Hundred Thousand Dollars ($400,000.00) (the “Principal”). Interest shall accrue from the date of this Convertible Promissory Note (hereinafter the “Note”) on the unpaid Principal amount at a rate equal to five percent (5%) simple interest per annum. The Holder and the Company are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party.” This Note is being issued as part of the asset purchase agreement between the Parties (the “APA”) on the date hereof.

Initially capitalized words not defined herein shall have the meaning as set forth in the APA. This Note is subject to the following terms and conditions.

           1.           Maturity.            Unless repaid in whole early or converted pursuant to Section 2 below, this Note will automatically mature and be due and payable on June 29, 2012 (the “Maturity Date”). The Note can be prepaid at any time by the Company without penalty. Interest shall accrue on this Note but shall not be due and payable until the Maturity Date or the Closing Date, as defined in Section 2 below, whichever occurs first. The entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon:

(a)	The insolvency of the Company,

(b)	The commission of any act of bankruptcy by the Company,

(c)	The execution by the Company of a general assignment for the benefit of creditors,

(d)	The filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or

(e)	The appointment of a receiver or trustee to take possession of the property or assets of the Company.

            2.            Conversion.

           (a)            Conversion by the Holder. At the Holder's option, the principal amount of and accrued interest on this Note may be converted into shares (the “Shares”) of the Company’s common stock (the “Common Stock”) at the price per share, terms and conditions agreed to in the Company’s next round of financing (the “Next Round”) at the price per share, terms and conditions agreed to in the Next Round by the lead investor therein at the closing of such Next Round (the “Closing Date”). The Shares shall have the same rights, preferences and privileges of the Common Stock in the Next Round. The Holder must convert (if at all) on the Closing Date. The Shares to be issued to the Holder upon such conversion shall be equal to the quotient obtained by dividing (i) the principal (plus accrued interest, if any) by (ii) the price per share for the Next Round rounded to the nearest whole share. This Note is not convertible until the Closing Date.

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           (b)            Mechanics and Effect of Conversion.            No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will issue to such Holder, a certificate for the Shares to which such Holder is entitled upon such conversion under the terms of this Note. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

           3.            Payment and Proceeds.            All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.

           4.            Transfer; Successors and Assigns.            The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

           5.            Governing Law; Venue.            This Note and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. The Parties acknowledge that any action brought by either Party to interpret or enforce any provision of this Note shall be brought in, and each Party agrees to and does hereby, submit to the jurisdiction and venue of, the courts of Santa Clara county in the State of California.

           6.            Notices.            Any notice required by this Note shall be in writing. Such notice shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the Party to be notified at such Party’s address as set forth below or as subsequently modified by written notice.

           7.            Amendments and Waivers.            Any term of this Note may be amended only with the written consent of the Company and at least a majority in interest of the Holders. Any amendment or waiver executed in accordance with this Section 7 shall be binding upon the Company, the Holders and each transferee of the Notes.

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           8.            Officers and Directors Not Liable.            In no event shall any officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

           9.            Action to Collect on Note.            If action is instituted to collect on this Note, the Company shall pay all costs and expenses, including attorney’s fees, incurred in connection with such action.

          10.            Usury Savings Clause.            It is the intention of the Parties hereto to comply with applicable state and federal usury laws from time to time in effect. Accordingly, notwithstanding any provision to the contrary in this Note or any other documents related hereto, in any event (including, but not limited to, prepayment or acceleration of the maturity of any obligation) will this Note or any such other document require the payment or permit the collection or receipt of interest in excess of the highest lawful rate. If under any circumstance whatsoever, any provision of the Note or of any other document pertaining hereto will provide for the payment, collection r receipt of interest in excess of the highest lawful rate, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such circumstances, the Holder will ever receive anything of value as interest (or anything of value deemed interest by applicable law) under this Note, or any other document pertaining hereto, an amount that would exceed the highest lawful rate, such amount that would exceed the highest lawful rate shall be applied to the reduction of the principal amount owning under this Note or on account of any other indebtedness of the Company to the Holder, and not to the payment of interest, or if such excess interest exceeds the unpaid principal balance of the Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specified contingency, exceeds the highest lawful rate, the Company and the Holder will, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, (iii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness (including any extension or renewal) so that interest thereon does not exceed the maximum amount permitted by applicable law, and/or (iv) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

           11.            Severability.            If one or more provision of this Note is held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

           12.            Facsimile and Counterparts.            This Note may be signed by facsimile and executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

           13.            No Rights or Liabilities As Stockholder.            This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

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KRANEM CORPORATION

Signature:	/s/ Luigi Caramico
Name:	Luigi Caramico
Title:	Director

AGREED TO AND ACCEPTED:

INVESTCO

Signature:	/s/ Ineeza Anacoura
Name:	Ineeza Anacoura on behalf of Glenside Limited
Title:	Director

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